As filed with the Securities and Exchange Commission on August 31, 2005

Registration Statement No. 333-________

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APOLO GOLD & ENERGY INC.
(Name of small business issuer in its charter)

Nevada	1000	98-02049656
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 1209, 409 Granville Street Vancouver, British Columbia V6C 1T2 (604) 687-4150	Nevada Corporate Headquarters, Inc. 101 Convention Center Drive 7th Floor Las Vegas, Nevada 89109 (702) 873-9027
(Address and telephone number of principal executive offices and address of principal place of business)	(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public:     As soon as practicable following the date on which the Registration Statement becomes effective.

        If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Selling Securities Holder Common Stock	105,259,779	$.0565	$5,947,177.51	$699.98

(1)	Estimated price in accordance with Rule 457(c)and based upon the last reported sale on the OTC Bulletin Board Market on August 26, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS
Apolo Gold & Energy Inc.
Offering up to 105,259,779 common shares

This prospectus relates to the resale of up to 100,000,000 shares of our common stock by Dutchess Private Equities Fund, II, LP, (“Dutchess”) of 50 Commonwealth Ave, Ste #2, Boston, MA 02116 pursuant to an Investment Agreement, and the resale of up to 5,259,779 shares by other selling securities holders. We expect to receive cash proceeds from any “puts” pursuant to the Investment Agreement we have entered into with Dutchess. We will not receive any sale proceeds from the selling securities holders. All costs associated with this registration will be borne by us.

Dutchess is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the resale of our common stock under the Investment Agreement.

The shares of common stock are being offered for sale by Dutchess and the other selling securities holders at prices established on the Over-the-Counter Bulletin Board or in negotiated transactions during the term of this offering. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol APLL. On August 19, 2005, the last reported closing sale price of our common stock was $0.06 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
YOU SHOULD PURCHASE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.
SEE “RISK FACTORS” BEGINNING ON PAGE 8.

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. It is a criminal offense to make any representation to the contrary.

Subject to Completion, the date of this prospectus is August ___, 2005.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
RISK FACTORS	5
USE OF PROCEEDS	8
DETERMINATION OF OFFERING PRICE	8
DILUTION	9
SELLING SECURITY HOLDERS	11
PLAN OF DISTRIBUTION	12
LEGAL PROCEEDINGS	13
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	14
MANAGEMENT	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
DESCRIPTION OF SECURITIES	20
INTEREST OF NAMED EXPERTS AND COUNSEL	21
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
INDEMNIFICATION OF DIRECTORS AND OFFICERS	21
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	21
DESCRIPTION OF BUSINESS	22
DESCRIPTION OF PROPERTY	24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	25
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	25
EXECUTIVE COMPENSATION	26
FINANCIAL STATEMENTS	F-	1

PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

OUR COMPANY

Apolo Gold Inc, was incorporated in March 1997 under the laws of the State of Nevada for the specific purpose of finding, financing, exploring, developing, and operating precious metals concessions. In May 2005, we changed our name to Apolo Gold & Energy Inc. Initially we focused our exploration opportunities in Latin and South America. In 2002 we entered into agreements for mining rights in Indonesia. On August 19, 2005, the Company executed a Letter of Intent with Atna Resources Ltd of Vancouver BC Canada regarding the Beowawe Project in Nevada. Under the terms of the Letter of Intent, Apolo may invest approximately $2,200,000 over a four year period to earn a 55% interest. Apolo can increase its interest to 70% by completing a bankable feasibility study. Apolo has a 30 day window to conduct a review of existing data, which expires on September 19, 2004, visit the property, and generally satisfy itself prior to entering into a Joint Venture Agreement.

Selected Financial Data as of fiscal year ended June 30, 2005

Income from Operations	$0
Total assets	$100,107
Total Liabilities	$268,055
Capital stock	$4,803,790
Accumulated Deficit	($4,971,738)
Dividends declared	0

HOW TO CONTACT US

Our executive offices are located at #1209 — 409 Granville St., Vancouver, British Columbia V6C 1T2. Our phone number is 604 687 4150. Our website address is www.apologold.com. Information contained on our website does not constitute part of this prospectus and our website address should not be used as a hyperlink to our website.

SALES BY OUR SELLING SECURITIES HOLDERS

This prospectus relates to the resale of up to 100,000,000 shares of our common stock by Dutchess pursuant to an Investment Agreement, and resale of 5,259,779 shares by other selling securities holders.

For the purpose of determining the number of shares subject to registration with the Securities and Exchange Commission for Dutchess, we have assumed that we will issue not more than 100,000,000 shares pursuant to the exercise of our put right under the Investment Agreement, although the number of shares that we will actually issue pursuant to that put right may be more than or less than 100,000,000, depending on the trading price of our common stock. We currently have no intent to exercise the put right in a manner that would result in our issuance of more than 100,000,000 shares, but if we were to exercise the put right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission and for that registration statement to be deemed effective prior to the issuance of any such additional shares.

THE OFFERING

Common stock offered     105,259,779 shares by selling securities holders

Use of proceeds     We will not receive any proceeds from or by the selling securities holders. We expect to receive cash proceeds from any “puts” pursuant to the Investment Agreement we have entered into with Dutchess. The proceeds from our exercise of the put right pursuant to the Investment Agreement will be used for working capital and general corporate expenses, expansion of internal operations, and potential acquisition costs. See “Use of Proceeds.”

Symbol for our common stock     Our common stock trades on the OTCBB Market under the symbol "APLL"

The Investment Agreement

This prospectus relates to the resale of up to 100,000,000 shares of our common stock by Dutchess, who will become a stockholder pursuant to our Investment Agreement. Under the Investment Agreement, we are allowed to “put” to Dutchess up to $10,000,000. We shall not be entitled to submit a put notice until after the previous put has been completed. The purchase price for the common stock identified in the put notice shall be equal to 95% of the lowest closing best bid price of the common stock during the five consecutive trading day period immediately following the date of our notice to them of our election to put shares.

We can only put shares to Dutchess under the Investment Agreement when we meet the following conditions:

—	A registration statement has been declared effective and remains effective for the resale of the common stock subject to the Equity Line of Credit;

—	Our common stock has not been suspended from trading for a period of five consecutive trading days and we have not have been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

—	We have complied with our obligations under the Investment Agreement and the Registration Rights Agreement;

—	No injunction has been issued and remains in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; or

—	The issuance of the common stock will not violate any shareholder approval requirements of any exchange or market where our securities are traded.

—	The Investment Agreement will terminate when any of the following events occur:

—	Dutchess has purchased an aggregate of $10,000,000 of our common stock; or

—	36 months after the SEC declares this registration statement effective.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the SEC. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected, and you may lose some or all of your investment.

RISKS RELATED TO OUR BUSINESS

1.     WE HAVE A HISTORY OF LOSSES SINCE INCEPTION AND IF WE CONTINUE TO INCUR LOSSES, THE PRICE OF OUR SHARES CAN BE EXPECTED TO FALL.

We expect to continue to incur losses in the foreseeable future as we expend substantial resources. In the current year losses amounted to $1,018,390. We have incurred cumulative losses of $4,976,309. If we continue to incur losses, the price of our shares can be expected to fall. We may continue to incur substantial and continuing net losses beyond the next six months. We may never generate substantial revenues or reach profitability.

2.     OUR INDEPENDENT ACCOUNTANTS HAVE ISSUED A GOING CONCERN OPINION AND IF WE CANNOT OBTAIN ADDITIONAL FINANCING, WE MAY HAVE TO CURTAIL OPERATIONS AND MAY ULTIMATELY CEASE TO EXIST.

Our auditors, Williams and Webster, PC, included an explanatory paragraph n their Report of Independent Registered Public Accounting Firm on our June 30, 2005 consolidated financial statements indicating that there is substantial doubt about our ability to continue as a going concern. We will require additional funds in the future, and any independent auditors report on our future financial statements may include a similar explanatory paragraph if we are unable to raise sufficient funds or generate sufficient cash from operations to cover the cost of our operations. The existence of the explanatory paragraph may adversely affect our relationship with prospective customers, suppliers and potential investors, and therefore could have a material adverse effect on our business, financial condition and results of operations.

3.     OUR CONTINUED EXISTENCE IS DEPENDENT UPON OUR ABILITY TO RAISE ADDITIONAL CAPITAL, WHICH MAY NOT BE READILY AVAILABLE.

There is currently limited experience upon which to assume that our business will prove financially profitable or generate more than nominal revenues. From inception, we have generated funds primarily through the sale of securities. We may not be able to continue to sell additional securities. We expect to raise funds in the future through sales of our debt or equity securities until a time, if ever, that we are able to operate profitably. We may not be able to obtain funds in this manner or on terms that are beneficial to us. Our inability to obtain needed funding can be expected to have a material adverse effect on our operations and our ability to achieve profitability. If we fail to generate increased revenues or fail to sell additional securities you may lose all or a substantial portion of your investment.

4.     THE LIMITED PUBLIC MARKET FOR OUR SHARES MAY MAKE IT DIFFICULT TO TRANSFER OUR SHARES.

Although our stock is traded on the over-the-counter bulletin board, there is limited trading in our stock and thus no established market for our securities. Holders of our stock may find it difficult to trade their shares until a time that there is a more established market for our securities.

5.     WE DO NOT ANTICIPATE DECLARING ANY DIVIDENDS IN THE FORESEEABLE FUTURE AND MAY NEVER DO SO.

We anticipate that, following the completion of this offering and for the foreseeable future, earnings, if any, will be retained for the development of our business and will not be distributed to shareholders as cash dividends. The declaration and payment of cash dividends, if any, by us at some future time will depend upon our results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and any other factors deemed relevant by our Board of Directors.

RISKS RELATED TO THIS OFFERING

6.     OUR STOCK PRICE IS VOLATILE AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES FOR HIGHER THAN WHAT YOU PAID.

Our common stock is quoted on the “OTC — Bulletin Board Service” under the symbol “APLL”. The market price of our common stock has been and is likely to continue to be highly volatile and subject to wide fluctuations due to various factors, many of which may be beyond our control, including: annual variations in operating results; and changes in financial estimates and recommendations by securities analysts. In addition, there have been large price and volume fluctuations in the stock market, which have affected the market prices of securities of many companies, often unrelated to the operating performance of these companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of our common stock. In the past, volatility in the market price of a company’s securities has often led to securities class action litigation. This litigation could result in substantial costs and diversion of our attention and resources, which could have a material adverse effect on our business, financial condition and operating results.

7.     EXISTING STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM THE SALE OF SECURITIES PURSUANT TO OUR INVESTMENT AGREEMENT WITH DUTCHESS.

The sale of shares pursuant to our Investment Agreement with Dutchess may have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares we will have to issue to Dutchess to draw down on the full equity line with Dutchess. If our stock price decreases, then our existing stockholders would experience greater dilution. At a stock price of $0.12 or less, we would have to issue all 100,000,000 shares registered under this offering in order to draw down on the full equity line.

8.     DUTCHESS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK WHICH COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

Our common stock to be issued under our agreement with Dutchess will be purchased at a 5% discount to the lowest closing best bid price during the five days immediately following our notice to Dutchess of our election to exercise our put right. Dutchess has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Dutchess sells our shares, the price of our stock could decrease. If our stock price decreases, Dutchess may have a further incentive to sell the shares of our common stock that it holds. The discounted sales under our agreement with Dutchess could cause the price of our common stock to decline.

9.     WE WILL NEED TO RAISE ADDITIONAL FUNDING AND IF WE ISSUE SUBSTANTIAL AMOUNTS OF COMMON STOCK, CURRENT STOCKHOLDERS MAY EXPERIENCE DILUTION AND OUR STOCK PRICE MAY DECREASE.

We will need to raise additional funding to implement our business plan. As a result, we may issue substantial amounts of common or preferred stock. Sales of substantial amounts of common stock could have a material dilutive effect on shareholders. Additionally, it may be necessary to offer warrants or other securities to raise additional capital. All of these issuances will dilute the holdings of existing shareholders thereby reducing the holder’s percentage ownership and possibly lowering the price of our common stock.

10.     WE MUST COMPLY WITH PENNY STOCK REGULATIONS THAT COULD EFFECT THE LIQUIDITY AND PRICE OF OUR STOCK.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in these securities is provided by the exchange or system. Prior to a transaction in a penny stock, a broker-dealer is required to:

-	deliver a standardized risk disclosure document prepared by the SEC;
-	provide the customer with current bid and offer quotations for the penny stock;
-	explain the compensation of the broker-dealer and its salesperson in the transaction;
-	provide monthly account statements showing the market value of each penny stock held in the customer's account;
-	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's executed acknowledgement of the same; and
-	provide a written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock. Because our shares are subject to the penny stock rules, you may find it more difficult to sell your shares.

USE OF PROCEEDS

The following table sets forth management’s estimate of the allocation of net proceeds expected to be received from this offering. Actual expenditures may vary from these estimates. Pending such uses, we will invest the net proceeds in investment-grade, short-term, interest bearing securities. Based upon our closing price of $0.06 per share on August 25, 2005, the put price to Dutchess would be $0.057 per share. Depending upon the market price at the time of a put, the proceeds to us may substantially vary.

	100% of the Offering or 100,000,000 shares sold	50% of the Offering or 50,000,000 shares sold	25% of the Offering or 25,000,000 shares sold	10% of the Offering or 10,000,000 shares sold
Total Proceeds	$5,700,000	$2,850,000	$1,425,000	$570,000

Less Offering expenses	$25,000	$25,000	$25,000	$25,000

Net Proceeds	$5,675,000	$2,825,000	$1,400,000	$545,000

Use of Net Proceeds
Exploration and drilling -
Sumatra, Indonesia	$500,000	$500,000	$300,000	$200,000

Drilling program and
related costs, Beowawe, Nevada	$1,000,000	$1,000,000	$1,000,000	$300,000

Acquisition of other
natural resources properties or
production rights	$3,925,000	$1,000,000	$0	$0

Working Capital:	$250,000	$250,000	$100,000	$45,000

Total Net Proceeds	$5,675,000	$2,825,000	$1,400,000	$545,000

Proceeds of the offering which are not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds and other high-grade, short-term interest-bearing investments.

DETERMINATION OF OFFERING PRICE

The selling securities holders may sell shares in any manner at the current market price or through negotiated transactions with any person at any price.

DILUTION

Our net tangible book value as of June 30, 2005 was ($167,948), or ($0.003) per share of common stock. Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling securities holders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued to Dutchess under the Investment Agreement. The amount of dilution resulting from share issuances to Dutchess will be determined by our stock price at or near the time of the put of shares to Dutchess by us.

The following example shows the dilution to new investors assuming the issuance of 100%, 50%, 25% and 10% of the 100,000,000 shares of common stock to Dutchess at an assumed offering price of $0.057 per share which is based on the closing price of our common stock on August 25, 2005 of $0.06 adjusted for the 5% discount at which we will issue shares under our agreement with Dutchess. The discount is defined as 95% of the lowest closing bid price of our common stock during the five consecutive trading day period immediately following our notice to Dutchess of our election to exercise our put rights.

Using the above assumptions, less $25,000 of offering expenses and 5% cash commission, our pro forma net tangible book value as of June 30, 2005 would have been as follows:

Pro Forma Effects of Dilution from Dutchess Offering:

Assumed percentage of shares issued	100%	50%	25%	10%

Number of shares issued (in millions)	100	50	25	10

Assumed public offering price per share	$0.057	$0.057	$0.057	$0.057

Stock discount recognized as interest expense	$300,000	$150,000	$75,000	$30,000

Net tangible book value per share before this offering	$(0.003)	$(0.003)	$(0.003)	$(0.003)

Net tangible book value after this offering	$5,532,027	$2,682,027	$1,257,027	$402,027

Net tangible book value per share after this
offering	$0.03	$0.02	$0.01	$0.006

Dilution of net tangible book value per share
to new investors	$0.027	$0.037	$0.047	$0.051

Increase in net tangible book value per share
to existing shareholders	$0.033	$0.023	$0.013	$0.09

You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Investment Agreement to Dutchess. That is, as our stock price declines, we would be required to issue a greater number of shares under the Investment Agreement for a given advance. This inverse relationship is demonstrated by the table below, which shows the number of shares to be issued under the Investment Agreement at a price of $0.057 per share, and 25%, 50% and 75% discounts to those prices.

% discount	0%	25%	50%	75%

Offering price(1)	$0.057	$0.043	$0.029	$0.014

No of shares(2)	17,543,860	23,255,814	34,482,759	71,428,571

Percentage of Outstanding(3)	23%	28%	37%	55%

(1)     Represents sales price under Investment Agreement beginning at $0.057 per share which is based on the closing price of our common stock on August 25, 2005 of $0.06 adjusted for the 5% discount at which we will issue shares under our agreement with Dutchess.

(2)     Represents the number of shares of common stock to be issued at the prices set forth in the table to generate $1 million in gross proceeds under the Investment Agreement.

(3)     Represents the shares of common stock to be issued as a percentage of the total number shares of common stock outstanding of 58,631,552 and assumes no exercise or conversion of any options, warrants or other convertible securities.

SELLING SECURITIES HOLDERS

Based upon information available to us as of August 26, 2005, the following table sets forth the name of the selling securities holders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling securities holders will own after the sale of the registered shares, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling securities holders. The selling securities holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, “selling securities holders” includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling securities holders as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Name of Selling Securities Holders	Shares Owned	Shares Registered	% Before	% After (2)
Dutchess Private Equities Fund II, LP (3)	0	100,000,000	68%	0%
Van Silver Holdings Ltd (4)	4,881,209	3,259,779	8.3%	2.8%
Robert Dinning (5)	5,703,333	500,000	9.7%	8.9%
Robert Lee (5)	2,585,602	500,000	4.4%	3.6%
Maureen McKnight (6)	0	1,000,000	1.8%	0%

* Less than 1%

(1)	Based on 58,631,552 shares outstanding as of August 19, 2005 and assumes an additional 100,000,000 shares issuable to Dutchess and 1,000,000 shares issuable to McKnight.
(2)	The numbers assume that the selling securities holders have sold all of the shares offered hereby prior to completion of this offering.
(3)	Michael Novielli and Douglas Leighton are the Managing Members of Dutchess Capital Management, LLC, which is the General Partner of Dutchess Private Equities Fund II, LP.
(4)	The controlling shareholder of Van Silver Holdings Ltd is Martial Levasseur, an officer and director of issuer.
(5)	Officer and director of issuer. Shares owned by Mr. Dinning include 700,000 options exercisable at $0.14 per share expiring July 1, 2007, 700,000 options exercisable at $0.09 per share expiring in July 2007, 1,000,000 options exercisable at $0.16 per share expiring in June 2009 and 2,000,000 options exercisable at $0.08 per share expiring in February 2010. The shares of Mr. Lee include 700,000 options expiring in July 2007.
(6)	1,000,000 common shares issuable upon completion and execution of Joint Venture Agreement with Atna Resources Ltd. Ms McKnight has no other position or relationship with Apolo.

PLAN OF DISTRIBUTION

The selling securities holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling securities holders may sell the shares from time to time:

—	in transactions on the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale; or

—	in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

—	at prices related to prevailing market prices, or

—	in negotiated transactions, or

—	in a combination of these methods of sale; or

—	any other method permitted by law.

The selling securities holders may be deemed underwriters. The selling securities holders may effect these transactions by offering and selling the shares directly to or through securities broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securities holders and/or the purchasers of the shares for whom these broker-dealers may act as agent or to whom the selling securities holders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

Dutchess Private Equities Fund, II, L.P. and any broker-dealers who act in connection with the sale of our shares will be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions or commissions received by them and profit on any resale of the shares as principal will be deemed to be underwriting discounts, concessions and commissions under the Securities Act.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling securities holders that it and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of this distribution. In addition and without limiting the foregoing, the selling security owner will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations hereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling securities holders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling securities holders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owner and any of their affiliates. We have informed the selling securities holders that it may not:

—	engage in any stabilization activity in connection with any of the shares;

—	bid for or purchase any of the shares or any rights to acquire the shares,

—	attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or

—	effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling securities holders that it must affect all sales of shares in broker’s transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

The selling securities holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

LEGAL PROCEEDINGS

The Company is not a party to any pending or threatened litigation and to its knowledge, no action, suit or proceedings has been threatened against its officers and its directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General Overview

Apolo Gold & Energy Inc. was incorporated in March 1997 under the laws of the State of Nevada. Its objective was to pursue mineral properties in South America, Central America, North America and Asia. We incorporated a subsidiary — Compania Minera Apologold, C.A in Venezuela to develop a gold/diamond mining concession in Southeastern Venezuela. Development work was terminated in August 2001, due to poor testing results and the property abandoned. This subsidiary company has been inactive since 2001 and will not be reactivated.

On April 16, 2002, we announced the acquisition of the mining rights to a property known as the Napal Gold Property, the “NUP”. This property is located 48 km south-west of Bandar Lampung, Sumatra, Indonesia. The property consists of 733.9 hectares and possesses a Production Permit (a KP) # KW. 098PP325. There has been previous exploration work carried out, consisting of approximately 50 trenches, from 100 feet to 1,000 feet, across the mineralization, and 7 parallel veins have been exposed by trenching across mineralized zones. The Napal Gold Property is in an area in Indonesia with a history of mining activity. Several major mining companies are active in Indonesia where the highlights include; the ability to control mineral rights and their development, low cost operations, and in a country with a history of mining success that encourages foreign investment and redemption of capital.

The terms of the Napal Gold Property call for a total payment of $375,000 US over a six-year period of which a total of $200,000 have been made to date. Payments of $25,000 are due in March and September each year until the total obligation is retired.

In addition to the cash payments, we issued 3,000,000 restricted common shares at $0.11 cents per share for a consideration of $330,000 to PT Metro Astatama, who are 20% partners in the project. There is no participation by PT Metro Astatama until we recover all our operating costs, including all property payments.

During the fiscal year ending June 30, 2003, we engaged two independent consultants to assist in evaluation of the property and to assist in development of a necessary program to determine values potential operating alternatives.

In the summer of 2002 we commenced with mapping and sampling with trenching and sampling of 12 trenches for a total of 1,189 meters (3,900 ft). This was followed up with a drilling project of 500 meters (1,640 ft). Sampling results indicated a large area of good anomalous gold-silver and many lenses of high-grade gold and silver. Over the past 15 years, other companies have carried out drilling of 36 holes totaling 10,000 feet on this property. With the additional work done in the spring and summer of 2003, there are now 43 trenches completed averaging 3 feet wide, 12 feet deep for a total of 12,000 feet of trenching. There were also in excess of 2,000 rock samples sent out for analysis. All trenches, drill holes, and rock samples are from a 5 hectare area on the “NUP” property.

As a result of the work program into the fall of 2003, we identified a high-grade zone of about 80,000 tons of gold-silver mineralization which showed in excess of 7 grams gold per ton and in excess of 160 grams of silver per ton.

This area is located approximately 1 Km from the mill site, which is located on the adjoining property known as the “KBU”.

On December 10, 2003, Apolo and its partner, PT Metro Astatama, acquired the mining rights to a property directly adjoining the “NUP” property known as the “KBU” property. The property mining rights were acquired from PT Karya Bukit Utama for a down payment of $50,000 plus a payment schedule of $500,000 per year until the balance is retired. On July 14, 2004, an amendment was executed whereby the June 30 and December 15, 2004 payments totaling $400,000 were amended to monthly payments up to February 15, 2005 totaling $400,000. Property payments of $185,000 were made up to December 31, 2004 and on January 10, 2005, we advised our partner, Pt Metro Astatama, that we were terminating the agreement, as is our right, because of less than satisfactory testing results during the calendar year 2004. Pt Karya Bukit were accordingly advised, pursuant to the terms of the agreement, of the intention of Apolo Gold to terminate its agreement and abandon the property.

In February, 2005, we signed a Letter of Intent with Balmoral Companies of Dublin Ohio wherein Apolo Gold & Energy acquired a 22% interest in the rights to an oil property located in Kazakhstan. Balmoral and its partner ViewPoint Technology Inc have executed an Absolute Assignment of its interest in this property to Apolo in return for a total of 1,500,000 restricted common shares valued at $0.09 each. Each company received 750,000 restricted shares. Balmoral had acquired this interest September 14, 2004 in an agreement with Profit Limited Company of Almaty Kazakhstan. When this agreement was executed, it was the Company’s intention to arrange financing and develop the property in Kazakhstan known as “2D in BOZINGEN 28. Blok” near the town of Kizilorda, Kazakhstan. As part of any financing, and as a condition of its agreement with Profit Company Limited, it was necessary that Profit Limited Company provide technical data to Apolo Gold & Energy Inc. This was clearly spelled out in the agreement with Profit. On May 23, 2005, Apolo sent a letter to Profit again requesting the necessary geological information. To date this information has not been received. Accordingly, Apolo Gold & Energy Inc has sent a formal letter to Profit Company Limited terminating the agreement.

On June 28, 2005, we executed an Investment Agreement with Dutchess Private Equities Fund, II, LP for up to $10,000,000 in equity financing. Equity financing will be required as we advance our development of our NUP property in Sumatra, Indonesia and pursues other mining opportunities. We are also pursuing oil and gas opportunities and realizes a need to have the ability to access equity market opportunities.

On August 19, 2005, we signed a Letter of Intent with Atna Resources Ltd of Vancouver BC, Canada regarding the Beowawe Project in Nevada. Under the terms of the Letter of Intent, Apolo Gold & Energy may invest approximately $2,200,000 over a four year period to earn a 55% interest. Should Apolo undertake a bankable feasibility study, its interest will increase to 70%. Under terms of the Letter of Intent, Apolo will have a 30 day window to conduct a preliminary review of data and visit the property to satisfy itself of the viability of proceeding with the project. At that time, the parties will then enter into a Joint Venture Agreement and proceed as specified in the Letter of Intent.

We intend to have technical staff review existing data, and visit the site, located north-east of Reno, and advise Atna Resources no later than September 22, 2005 of its intentions. Should the Joint Venture Agreement be executed, the Company will issue to Atna 100,000 restricted common shares of its stock and undertake to spend a minimum of $250,000 in the first year of a four year exploration program. The second year program calls for $350,000, the third year calls for $450,000 and the fourth year calls for $650,000. In addition to this, there are Underlying Agreements calling for annual payments of approximately $110,000 per year.

We intend to raise additional capital in order to ensure we have sufficient resources to execute our plans for exploration as outlined above. We are exploring loans, equity and joint ventures as possible alternatives. There is no assurance that said funds can be obtained for the program.

We currently do not have sufficient funds to carry out its proposed programs and there is no assurance that the necessary funds required will be raised.

Results of Operations — Period From July 01, 2004 to June 30, 2005

REVENUES: We had no revenues in the past fiscal year as we focused on continued exploration of the adit on NUP by completing necessary testing, including trenching, sampling, and preparation for further drilling.

During the fiscal year ending June 30, 2005, we had exploration costs of $487,108 as compared to $397,395 the previous year. This included the cost of all consultants engaged regarding the development of the property, all property payments, underground adit costs, and the cost of trenching, mapping etc.

EXPENSES: During the year ending June 30 2005, we incurred total expenses of $1,018,390, compared to $788,700 the previous year.

These expenses were all related to exploration costs re the Napal Gold Property as well as testing and exploration costs as they relate to the KBU property in Sumatra, Indonesia.

Consulting and professional fees were up this year to $377,235 from $216,796 the previous year.

We continue to carefully control its expenses, and intend to seek additional financing to ensure it has sufficient resources to undertake our production program and continue our exploration and development program on the two properties. There is no assurance that we will be successful in our attempts to raise additional capital.

We have no employees in our head office at the present time other than our Officers and Directors, and engage personnel through consulting agreements where necessary as well as outside attorneys, accountants and technical consultants. The mine site employs 10 people who are paid weekly in cash as is the custom in Sumatra.

Cash on hand at June 30, 2005 was $3,467 and we do not have sufficient funds to conduct our affairs. We intend to seek financing by way of loans, private placements or a combination of both in the coming months.

LIQUIDITY AND CAPITAL RESOURCES

We have financed our development to date by way of sale of common stock and with loans from shareholders. We currently have total debts of $268,055, which consists of accounts payable of $20,226, accrued expenses of $93,500 and loans from related parties of $158,871.

At August 19, 2005, we had 58,631,552 shares of common stock outstanding and have raised total capital to date of approximately $4,750,000.

During the year ended June 30, 2005, we raised a total of $90,991 by way of sale of common stock. In comparison, a total of $1,007,500 was raised the previous year. The funds assisted in the underground development of the adit on the NUP property.

MANAGEMENT

The officers and directors of the Company are as follows:

Name	Age	Position	1st Year with Apolo
Martial Levasseur	71	Director, President and CEO	1997
Robert G. Dinning	66	Director, Chief Financial Officer, Secretary	2000
Robert E. Lee	70	Director	1997
Rodney Kincaid	50	Director	2005
Glenn Kelleway	44	Director	2005

Business Experience

Martial Levasseur:   Mr. Levasseur is a founder of the Company and has served as its President since inception. Mr. Levasseur’s business experience is as follows:

1993-1997     Consultant - La Rock Mining Corp. of Vancouver BC. Studying various projects for La Rock.

1968-1993    President — Consolidated Silver Tusk Mines Ltd, in the Northwest Territories. Managed and supervised the exploration and development of all properties. One mine went into full production. Became Vice President in 1994 as was busy developing other properties not related to Consolidated Silver Tusk Mines Ltd.

1972-1993   President of Reako Exploration Ltd, in Vancouver B.C. Supervised and managed all exploration and drilling projects for Reako, as well as developing their iron-ore property, and bringing into production a gold property in British Columbia.

Robert G. Dinning C.A.:   Mr. Dinning is a Chartered Accountant, and is the Chief Financial Officer and Secretary of the Company. He is a life time member of the Alberta Institute of Chartered Accountants. Mr. Dinning has been a Business and Management Consultant since 1977, focusing on forestry, mining, and software/high tech industries. Mr. Dinning has been active as a Director and Officer and consultant in various public companies over the past 35 years. Prior to commencing his consulting business, Mr. Dinning was CFO and Secretary of a large publicly traded broadcast and sports Entertainment Company.

Robert E. Lee:    Dental Surgeon from 1961 until 1991 when he retired from practice.

1993 — 2002    President of La Rock Mining Corp, of Vancouver BC. Handled all administration, including matters regarding it’s of property known as Brandy Wine. The Company now called Auramex Resource Corp where Mr. Lee currently serves as a director.

Rodney L. Kincaid:    Mr. Kincaid, is a graduate of Tennessee Temple University and did graduate work at University of Missouri in Business Communication and Mankado State University, Mankado, Minnesota. Since 1989 he has been President and CEO of Balmoral Financial Companies and Viewpoint Technology Inc, of Columbus Ohio. He has considerable international experience in Central Europe, Asia and North Africa regarding joint venture agreements, Since 1984 Mr. Kincaid has negotiated several transactions in the Middle East including Kazakhstan, and in North African countries such as Egypt and Libya, and in Asian countries such as India. He has an office in Prague and associations with numerous agents throughout Europe, Asia and the Middle East.

Glen Kelleway:       From July 2002 to the present, Mr. Kelleway is a mortgage consultant with CBM, Canada’s Best Mortgage Corporation in Victoria, British Columbia. From September 2001 to May 2002, Mr. Kelleway was an Account Manager for Serebra Learning Corporation, an on-line educational business in Surrey British Columbia. From September 2000 to August 2001, he was performed marketing and promotion services for Simon Fraser University in Burnaby, British Columbia. From May 1999 to August 2000, Mr. Kelleway was a Recruiting Consultant in the technology area for Coape Staffing Agencies in Burnaby, British Columbia.

The Directors serve until their successors are elected by the shareholders. Vacancies on the Board of Directors may be filled by appointment of the majority of the continuing directors.

Significant Employees:

Brant Little, Advisor to the Board.

Mr. Little has been an advisor to the Board for 3 years and brings to the Company 25 years of Investment Banking experience. His experience is primarily related to precious metals resource companies and he has raised in excess of $100 million for various companies during this time.

Committees: Meetings of the Board
The Company does not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are done by the Board of Directors meeting as a whole. The Company’s Board of Directors held no in person meetings during the fiscal year ended June 30, 2004 and three telephonic conference call meetings. All corporate actions by the Board of Directors were either unanimously consented to in writing or taken pursuant to the telephonic conference call meetings.

Code of Ethics
Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s related rules, the Company is required to disclose whether it has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Company has adopted a code of ethics that applies to its chief executive officer, chief financial officer and other officers, legal counsel and to any person performing similar functions. The Company has made the code of ethics available and intends to provide disclosure of any amendments or waivers of the code within five business days after an amendment or waiver on its website, www.Apologold.com.

Compliance with Section 16(a) of Securities Exchange Act of 1934
To our knowledge, during the fiscal year ended June 30, 2005 and through August 26 2005, our Directors and Officers complied with all applicable Section 16(a) filing requirements. This statement is based solely on a review of the copies of such reports that reflect all reportable transactions furnished to us by our Directors and Officers and their written representations that such reports accurately reflect all reportable transactions.

Family Relationships
There is no family relationship between any Director, executive or person nominated or chosen by the Company to become a Director or executive officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND OF MANAGEMENT

The following table sets forth information, as of August 26, 2005, with respect to the beneficial ownership of Apolo’s common stock by each person known by Apolo to be the beneficial owner of more than five percent of the outstanding Common Stock and by the officers and directors of Apolo based on 58,631,552 shares of common stock outstanding as of August 19, 2005 plus the number of shares underlying outstanding options.

Name and Address of Beneficial Owner	Title	Common Stock Ownership	Percentage of Shares Outstanding
Martial Levasseur	Director, CEO	7,917,892	13.	81%
Robert Dinning	Director, CFO	5,703,333	9.	95%
Robert E. Lee	Director	2,585,602	4.51%
Rodney Kincaid	Director	1,500,000	2.62%
Glen Kelleway	Director	300,000		.51%
Brant Little	Consultant	3,600,000	6.29%

All officers and Directors
and consultant as a Group (6 persons)		21,606,827	37.	69%

(1)	The Address of the executive officers and directors is that of the Company: Suite 1209 - 409 Granville Street, Vancouver, B.C. Canada V6C1T2. The Company moved to these premises on March 1, 2005.
(2)	Includes 2,753,333 directly in name of Martial Levasseur and 4,881,209 in name Of Van Silver Holdings Inc., a holding company controlled by Martial Levasseur. In addition, Mr. Levasseur holds a stock option for 700,000 common shares, exercisable at $0.09 per share until June 30, 2007
(3)	Includes a stock option of 700,000 common shares, exercisable at $0.14 per share until July 1, 2005 and a stock option for 700,000 common shares, exercisable at $0.09 per share until June 30, 2007 and a stock option for 1,000,000 common shares exercisable at $0.16 per share until June 10, 2009, and a stock option of 2,000,000 common shares exercisable at $0.08 per share until February 2, 2010.
(4)	Includes a stock option of 700,000 common shares, exercisable at $0.09 per share until June 30, 2007.
(5)	750,000 shares are held indirectly in the name of Balmoral Companies of which Mr. Kincaid is a Managing Partner and 750,000 shares are held indirectly in the name of View Point Technologies Inc., of which Mr. Kincaid is a director and shareholder.
(6)	Stock option granted May 15, 2005 for 300,000 common shares exercisable at $0.08 per share until May 15, 2010.

(7)	Includes a stock option for 250,000 common shares exercisable at $0.054 per share until Dec 2, 2007, and a stock option for 1,000,000 common shares exercisable at $0.16 per share until June 10, 2009, and a stock option for 2,000,000 common shares exercisable at $0.08 per share until February 2, 2010.

DESCRIPTION OF SECURITIES

Common Stock

We are presently authorized to issue 200,000,000 shares of $.001 par value common stock. All shares when issued will be fully paid and non-assessable. All shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share they own at any shareholders’ meeting. Holders of shares of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and upon liquidation are entitled to participate pro-rata in a distribution of assets available for such a distribution to shareholders. There are no conversions, pre-emptive or other subscription rights or privileges with respect to any shares. Reference is made to our Articles of Incorporation for a more complete description of the rights and liabilities of holders of common stock. Our shares do not have cumulative voting rights, which means that the holders of more the 50% of the shares voting for each election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than 50% will not be able to elect any directors. We will furnish annual reports to our shareholders, which will include financial statements and other interim reports as we deem appropriate.

Preferred Stock

We are presently authorized to issue 25,000,000 shares of preferred stock of $.001 par value. The preferred stock may be authorized for issuance by adoption rights and preferences set from time to time by the Board of Directors. The purpose of the preferred stock shares is to provide a means for the Board of Directors to design and issue securities for specific transactions and purposes that could be issued for corporate purposes without further stockholder approval, unless required by applicable law or regulation. The Board of Directors believes that it is in the best interests of the Company to have the shares of preferred stock authorized at this time to alleviate the delay of holding a special meeting of stockholders to authorize shares of preferred stock when the need arises. Possible purposes for shares of preferred stock include effecting acquisitions of other businesses, or properties, establishing strategic relationships with other companies and securing additional financing for the operation of the Company through the issuance of preferred shares or other equity-based securities. Purposes for shares of preferred stock also include paying stock dividends or forward splitting of the outstanding shares.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel within the meaning of those terms under Item 509 of Regulation S-B will receive a direct or indirect interest in our company or was a promoter, underwriter, voting trustee, director, officer, or employee. No expert has any contingent based agreement with us or any other interest in or connection to us.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The balance sheet as of June 30, 2005 and 2004 and the related statements of operations, stockholders’ deficit and cash flows for each of the years in the two-year period ended June 30, 2005 included in this Form SB-2, have been audited by Williams & Webster independent registered public accounting firm, as stated in their report appearing herein.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons in accordance with the provisions contained in our Certificate of Incorporation and By-laws, Nevada law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court’s determination.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We generally use words such as “believe,” “may,” “could,” “will,” “intend,” “expect,” “anticipate,” “plan,” and similar expressions to identify forward-looking statements, including statements regarding our expansion plans. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in our “Risk Factor” section and elsewhere in this report. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

DESCRIPTION OF BUSINESS

History

Apolo Gold & Energy Inc, was incorporated in March 1997 under the laws of the State of Nevada as Apolo Gold Inc., for the purpose of financing and operating precious metals concessions. In May 2005, the Company amended its articles of incorporation to change the name of the Company to Apolo Gold & Energy Inc.

Initially we explored precious metals opportunities in Latin and South America. Shortly thereafter the Company formed a subsidiary, Compania Minera Apologold, C.A. a Venezuela corporation, and on May 18, 1999 the Venezuela subsidiary entered into an agreement with Empresa Proyectos Mineros Goldma, C.A. in Caracas Venezuela, to acquire the diamond and gold mining concession in Southern Venezuela known as Codsa 13, located in the Gran Sabana Autonomous Municipality, State of Bolivar, Venezuela.

On April 19, 2001, the 1999 agreement was amended regarding CODSA 13 and we then conducted exploration on the property from May 1, 2001 to July 2001. A combination of poor test results and disagreements with the concession holder resulted in the Company closing the camp on August 6, 2001. A cancellation letter was delivered to Empresa Proyectos Goldma C.A. advising them that the Company was abandoning the Codsa 13 site and terminating the agreement. The Venezuelan subsidiary has been inactive since 2001 and there are no plans to reactivate it.

On April 16, 2002 we executed an agreement with Pt. Metro Astatama, of Jakarta, Indonesia, for the mining rights to a property known as Nepal Umbar Picung (“NUP”), which is located west of Bandar Lampung, on the island of Sumatra, Indonesia. NUP has a KP, Number KW. 098PP325, which is a mineral tenement license for both Exploration and Exploitation. All KP’s must be held by an Indonesian entity.

The “NUP” is 733.9 hectares in size and Apolo has an 80% interest. These are not crown granted claims, but are claims owned privately by citizens of Indonesia. Apolo is entitled to recover all of its costs re development of the “NUP” including property payments before the partner with 20% can participate. The property owner has worked very closely with Apolo management in regard to development of the property and his assistance has been invaluable.

The total purchase price for “NUP” is $375,000. To date we have made payments amounting to $200,000 on the property, with a balance remaining of $175,000. The Company is obligated to make semi-annual payments in March and September each year of $25,000 payment until the balance owing is retired.

The NUP property has characteristics of Indonesian volcanic-hosted, low-sulphidation, ephitermal gold-silver deposit Mio-Pliocene age, hosted within the Sunda magmatic arc and spatially associated with the Sumatra Fault System. The property displays high silver to gold ratios such as most of the Sunda arc deposits. Five hundred kilometers northward, along the same Sumatra Fault is located the richest gold mine in Indonesia, the Lebong Donok. This mine was first put into production in 1896.

Apolo Gold Inc. commenced geology mapping and sampling in the summer of 2002. Previous exploration had been undertaken on the NUP property including trenching, mapping and sampling. Previous workings had identified seven structures that required further evaluation. In

        July 2002, Apolo Gold Inc., engaged the services of Alex Boronowski, P.Geo, F.G.A. to provide a Preliminary Independent Geological Report. This report was received in September 2002 and it recommended a drilling program be carried out to further define the structures. We followed up with an Independent Report from Peter Bojtos, P.Eng. to review all existing data, and comment on proposals for moving forward. Mr. Bojtos issued a report in December 2002 that confirmed existing recommendations for drilling.

Upon review of the recommendations, we proceeded with an initial drilling program in April 2003 which completed in June 2003. Approximately 500 meters of drilling was completed and an ore zone was identified. While 80,000 tonnes of mineralized rock was identified, it was recommended that a new exploration adit be driven to cross cut both shaft #5 and shaft #4 where good results had previously been identified. The 80,000 tonnes of mineralized rock averaged 8 grams of gold per tonne and 250 grams of silver per tonne.

During the past year, we worked extensively on an underground adit and this work continues to this date. Currently the workers are on vacation until the end of August when they will return to the adit. To date approximately 280 feet of crosscutting and drifting has been completed on Vein #1. This work is slow and tedious as most of the work is being done by hand and hand held power drills. The vein consists of very solicified rock and progress has been slow. There is approximately 30 feet remaining to intercept below shaft #4. All drifting on the vein will be sampled every 2 meters. In 2003, 2 diamond drill holes intercepted 2 meters of 64.6 grams gold per tonne, 1,350 grams silver per tonne and 2 meters of 29.6 grams per tonne and 651 grams silver per tonne. Samples taken in Vein #1 to date have averaged 6.75 grams gold per tonne and 303 grams silver per tonne.

As this Camp zone area is open to the South, and to depth, we intend to carry out additional drilling in this zone. While we are pursuing the vein to the South, it also intends to follow the vein to the North where the vein in known to extend at least 320 meters.

A further drilling program will be undertaken once additional financing is secured, and will continue in the area of drill hold’s #3 and #8 to intercept the zone to a further depth of at least 200 meters. This will consist of 12 to 15 drill holes to delineate this zone.

On December 10, 2003, Apolo and its partner PT Metro Astatama, executed an Agreement with PT Karya Bukit Utama of Bandar Lampung, Sumatra for the acquisition of mining rights to a property adjoining the “NUP” called “KBU”. PT Karya Bukit Utama holds a permit from the Ministry of Mines and Energy, Republic of Indonesia, in the form of Mining Exploitation Authorization KP Number KW 96 0082 for 28 hectares and KP Number KW 96 PP 0083 for 905.3 hectares.

During the past year, we conducted extensive exploration on the KBU, and spent approximately $250,000 including property payments, on this site. On January 10, 2005, we advised its partner, Pt. Metro Astatama, that we were terminating the agreement and abandoning the KBU property as its testing results were deemed to be unsatisfactory as it relates to possible development of the KBU and the property payments related to it. Pt. Metro Astatama in turn advised the KBU property owner of Apolo’s decision, as required under the terms of the agreement.

It is our intention to focus its intention on the development of NUP and with additional drilling planned, it hopes to accumulate sufficient data to make a decision regarding production.

Operations

We employ approximately 10 people locally at the mine site near Bandar Lampung, Sumatra at the present time. All of these employees are paid the local rate for their services. As well, we have a mining consultant working full time at the mine site who offers special mechanical, structural, welding, and general operating skills not found locally. Management of the project is under the direction of the President and CEO, Mr. Levasseur, who spends considerable time at the site and directs all activities regarding the mining and exploration program and the proposed drilling program.

Corporate headquarters are located in Vancouver B.C. where Apolo leases space at #1209-409 Granville St. V6C 1T2. We also maintain an office in Bandar Lampung, Sumatra.

Principal Markets

Gold ore produced by Apolo is sold on world markets at prices established by market forces. These prices are not within our control.

Government Regulation

We are aware of environmental requirements in the operation of a concession. We are subject to regular inspections by Government authorities and is also subject to a royalty of 3.5% on production.

DESCRIPTION OF PROPERTY

Location and Title

On April 16, 2002, the Company acquired the mining rights to a gold/silver property from Pt. Napal Umbar Picung known as “NUP”. This gold-silver property is located 48 kilometers south west of Bandar Lampung on the Island of Sumatra, Indonesia. This is a 733.9 hectare gold-silver property referred to as KP Number KW. 098PP325. The property has a mineral tenure license for exploration and exploitation and is held in the name of Napal Umbar Picung, a requirement under Indonesian law. The KP is in good standing and has been in existence for 10 years. The property is in good standing and all payments required to date, $200,000, have been made. The total purchase price for mining rights to the NUP property is $375,000 and currently, a balance of $175,000 is outstanding.

On December 10, 2003, Apolo and its 20% partner, PT Metro Astatama, acquired the mining rights to a gold/silver property from Pt Karya Bukit Utama of Bandar Lampung, Sumatra. This property is directly adjoining the “NUP” property above and consists of a total of 933.3 hectares over two KP’s. As indicated above, work on this property ceased pursuant to Notice to Terminate Agreement issued to Pt. Metro Astatama on January 10, 2005 after a detailed review of results from testing and exploration on this property in 2004 were deemed to be inadequate for further development.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management

In June 2004, Martial Levasseur, the Company’s President and a Director and Robert Dinning, the Company’s Chief Financial Officer and a Director each acquired 500,000 shares of restricted common stock from the Company at $0.30 per share for total proceeds to the Company of $300,000. In February, 2005, the Company issued 750,000 restricted common shares to Balmoral Financial Services Ltd and 750,000 restricted common shares to Viewpoint Technology Inc, regarding property rights in Kazakhstan. Both these companies are controlled by Rodney Kincaid, a director.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s common stock has been quoted on the National Association of Securities Dealers’ Over-the-Counter market since May 17, 2000. There is no other public trading market for the Company’s equity securities.

The following table summarizes trading in the Company’s common stock, as provided by quotations published by the OTC Bulletin Board for the periods as indicated. The quotations reflect inter-dealer prices without retail mark-up, markdown or commission, and may not represent actual transactions.

Quarter Ended	High Bid	Low Bid
Sep 30, 2003	$0.07	$0.07
Dec 31, 2003	$0.35	$0.32
Mar 31, 2004	$0.30	$0.26
Jun 30, 2004	$0.20	$0.19
Sep 30, 2004	$0.21	$0.11
Dec 31, 2004	$0.17	$0.065
Mar 31, 2005	$0.14	$0.05
Jun 30, 2005	$0.09	$0.05

As of August 17, 2005, there were 51 holders of record of the Company’s common stock. That does not include the number of beneficial holders whose stock is held in the name of broker-dealers or banks. As of August 17, 2005, there are 41,212,592 shares in broker/dealer accounts.

The Company has not paid, and, in the foreseeable future, the Company does not intend to pay any dividends.

EXECUTIVE COMPENSATION

The following table shows for the fiscal years ending June 30, 2005, 2004 and 2003, the compensation awarded or paid by Apolo to its Chief Executive Officer and any of the executive officers of Apolo whose total salary and bonus did not exceed $100,000 during such year.

Summary Compensation Table

				Long Term Compensation
	Annual Compensation			Awards	Payouts
Name and Principle Position	Year	Salary ($)	Other Annual Compensation ($)	Securities Underlying Options (#)	All Other Compensation ($)
Martial Levasseur
President/CEO	2005	36,000	0	0	0

Martial Levasseur
President/CEO	2004	24,000	0	1,000,000 Common	0

Martial Levasseur
President/CEO	2003	18,000	0	700,000 Common	$12,000 paid in restricted stock

Options above for 1,000,000 and 800,000 for Levasseur were cancelled in February 2005. No executive officer earned more than $100,000 during the current fiscal year or the previous two fiscal years.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option/Values

The following table sets forth the number and value of the unexercised options held by each of the Named Executive Officers and Directors at June 30, 2005.

Option Grants in Last Fiscal Year June 30, 2005

Name	Number of Common Shares Underlying Options Granted (#)	% of Total Options Granted in Fiscal Year ended June 30, 2005	Exercise Price ($/Sh)	Expiration Date

Martial Levasseur
President/CEO,	0
Director

Robert Dinning	2,000,000	34.4%	$0.08 per Share	02/02/10
CFO, Secretary,
Director

Robert Lee,	0
Director

Glenn Kelleway	300,000	5.2%	$0.08 per Share	05/15/10

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End / Option/Values

The following table sets forth the number and value of the unexercised options held by each of the Named Executive Officers and Directors at June 30, 2004 and as of June 30, 2005.

Name	Shares Acquired on Exercise (#) ($)	Value Realized at FY-End June 30, 2005 (#)	Number of Securities Underlying Unexercised Options at FY-End Exercisable/Unexercisable	Value of Unexercised In- the Money Options at at June 30, 2005 (1) Exercisable/Unexercisable

Martial Levasseur (2)	0	0	700,000 Shares Exercisable	$0.00
Pres /CEO, Dir

Robert Dinning,	0	0	4,400,000 Shares Exercisable	$0.00
CFO/Secretary/Director

Robert Lee, (3)	0	0	700,000 Shares Exercisable	$0.00
Director

Glen Kelleway	0	0	300,000 Shares Exercisable	$0.00

(1)	Option value based on the difference between the exercise price of unexercised options and the closing sale price of $0.06 per share on August 19, 2005.
(2)	Options for Levasseur in the amount of 1,800,000
(3)	Options for Lee in the amount of 1,210,000 were cancelled in February 2005.

Compensation of Directors

Standard Arrangements: The members of the Company’s Board of Directors are reimbursed for actual expenses incurred in attending Board meetings.

Other Arrangements: There are no other arrangements.

Employment Contracts and Termination of Employment, And Change-in-control Arrangements

The Company’s officers and directors do not have employment agreements.

Termination of Employment and Change of Control Arrangement

There is no compensatory plan or arrangement in excess of $100,000 with respect to any individual named above which results or will result from the resignation, retirement or any other termination of employment with the Company, or from a change in the control of the Company.

ADDITIONAL INFORMATION

Our common stock is registered with the SEC under section 12(g) of the Securities Exchange Act of 1934. We file with the SEC periodic reports on Forms 10-KSB, 10-QSB and 8-K, and proxy statements, and our officers and directors file reports of stock ownership on Forms 3, 4 and 5. We intend to send annual reports containing audited financial statements to our shareholders. Additionally, we filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of common stock in the offering, of which this prospectus is a part. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.

Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

APOLO GOLD & ENERGY, INC.

Board of Directors
Apolo Gold & Energy, Inc.
Vancouver, British Columbia
CANADA

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of Apolo Gold & Energy, Inc. (formerly known as Apolo Gold, Inc.), an expoloration stage company and Nevada corporation, as of June 30, 2005 and 2004, and the related consolidated statements of operations, cash flows, and stockholders’ equity (deficit) for the years then ended and for the period from April 16, 2002 (inception of exploration stage) through June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Apolo Gold & Energy, Inc. as of June 30, 2005 and 2004, and the results of its operations and its cash flows for the years then ended and for the period from April 16, 2002 (inception of exploration stage) through June 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, the Company has no revenues and limited cash. In addition, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

August 22, 2005

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS

	June 30, 2005	June 30, 2004
ASSETS
CURRENT ASSETS
Cash	$3,467	$375,385
Receivable from jount venture partner	25,000	—
Prepaid expenses	2,280	6,840

Total Current Assets	30,747	382,225

FIXED ASSETS
Mining equipment	86,127	62,491
Less accumlated depreciation	(16,767)	(4,464)

	69,360	58,027

TOTAL ASSETS	$100,107	$440,252

LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$20,226	$26,133
Accrued expenses	93,500	—
Accrued payables, related parties	158,871	33,333

Total Current Liabilities	272,597	59,466

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, 25,000,000 shares authorized, $0.001
per value, none issued	—	—
Common stock, 200,000,000 shares authorized, $0.001
par value; 57,326,552 and 51,969,589 shares
issued and outstanding, respectively	57,326	51,969
Additional paid-in capital	4,746,493	4,286,736
Accumulated deficit prior to exploration stage	(1,862,852)	(1,862,852)
Deficit accumulated during exploration stage	(3,113,457)	(2,095,067)

TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(172,490)	380,786

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$100,107	$440,252

The accompanying notes are an integral part of these financial statements.

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30, 2005	Year Ended June 30, 2004	Period from April 16, 2002 (Inception of Exploration Stage) through June 30, 2005
REVENUES	$—	$—	$—

EXPENSES
Consulting and professional fees	377,235	216,796	872,031
Exploration costs	487,108	397,395	1,643,009
General and administrative expenses	153,116	174,509	420,293
Foreign currency transaction gain (loss)	931	(682)	931

TOTAL EXPENSES	1,018,390	788,700	2,935,333

LOSS FROM OPERATIONS	(1,018,390)	(788,700)	(2,935,333)
OTHER INCOME (EXPENSE)
Loss on sale of mining equipment	—	—	(177,193)

LOSS FROM OPERATIONS	(1,018,390)	(788,700)	(3,112,526)
INCOME TAXES	—	—	—

NET LOSS	$(1,018,390)	$(788,700)	$(3,112,526)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.02)	$(0.02)

WEIGHTED AVERAGE NUMBER OF
COMMON STOCK SHARES OUTSTANDING, BASIC AND DILUTED:	54,112,853	47,207,499

The accompanying notes are an integral part of these financial statements.

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Subscription Receivable	Accumulated Deficit Prior to Exploration Stage	Accumulated Deficit During Exploration Stage	Total Stockholders' Equity (Deficit)
Balance, June 30, 2001	18,654,580	$18,654	$1,265,282	$—	$(1,634,303)	$—	$(350,367)

Issuance of common stock for services at an
average of $0.05 per share	2,300,000	2,300	112,700	—	—	—	115,000

Cancellation of stock used as payment for	(3,000,000)	(3,000)	(32,000)	—	—	—	(35,000)

Options exercised as payment for services
at $0.05 per share	700,000	700	34,300	—	—	—	35,000

Issuance of common stock for debt retirement
at $0.15 per share	4,421,282	4,422	658,771	—	—	—	663,193

Issuance of stock for mining rights	3,000,000	3,000	327,000	—	—	—	330,000

Options exercised at $0.07 per common share	2,000,000	2,000	138,000	(70,000)	—	—	70,000

Options exercised as payment for services at
$0.11 per common share	20,000	20	2,180	—	—	—	2,200

Net loss for the year ended June 30, 2002	—	—	—	—	(228,549)	(575,370)	(803,919)

Balance, June 30, 2002	28,095,862	28,096	2,506,233	(70,000)	(1,862,852)	(575,370)	$26,107

Options exercised as payment for services
at $0.09 per common share	500,000	500	44,500	—	—	—	45,000

Subscriptions received	—	—	—	70,000	—	—	70,000

Options exercised as payment for services
at $0.05 per common share	1,300,000	1,300	67,700	—	—	—	69,000

Options exercised for cash of $150,000 and
services at $0.06 per common share	3,400,000	3,400	201,600	—	—	—	205,000

Options exercised as payment of legal
services at $0.04 per common share	39,000	39	1,521	—	—	—	1,560

Balance, June 30, 2003	33,334,862	33,335	2,821,554	—	(1,862,852)	(575,370)	416,667

Issuance of stock for serivces at $0.08
per share	600,000	600	47,400	—	—	—	48,000

Issuance of stock for debt
at $0.06 per common share	2,348,615	2,348	138,568	—	—	—	140,916

Options exercised for cash at
$0.045 per common share	1,111,112	1,111	48,889	—	—	—	50,000

Options exercised at $0.05 per share
for subscription receivable	500,000	500	24,500	(25,000)	—	—	—

Options exercised as payment for services
at $0.05 per share	400,000	400	19,600	—	—	—	20,000

Net loss for the year ended June 30, 2003	—	—	—	—	—	(730,997)	(730,997)

Foreign currency translation gain	—	—	—	—	—	—	682

Balance Forward	38,294,589	$38,294	$3,100,511	$(25,000)	$(1,862,852)	$(1,306,367)	$(55,414)

The accompanying notes are an integral part of these financial statements.

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
(An Exploration Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Subscriptions Receivable	Accumulated Deficit Prior to Exploration Stage	Accumulated Deficit During Exploration Stage	Total Stockholders' Equity (Deficit)
Balance Forward	38,294,589	$38,294	$3,100,511	$(25,000)	$(1,862,852)	$(1,306,367)	$(55,414)

Options exercised as payment for services	525,000	525	26,875	—	—	—	27,400
at $0.05 per common share

Stock subscription paid	—	—	—	25,000	—	—	25,000

Options exercised at $0.06 per share	11,125,000	11,125	696,375	—	—	—	707,500

Issuance of stock for services at $0.20 per share	25,000	25	4,975	—	—	—	5,000

Issuance of stock for property acquisition at
$0.16 per share	1,000,000	1,000	159,000	—	—	—	160,000

Stock issued for cash at $0.30 per share	1,000,000	1,000	299,000	—	—	—	300,000

Net loss for the year ended June 30, 2004	—	—	—	—	—	(788,700)	(788,700)

Foreign currency translation gain (loss)	—	—	—	—	—	—	—

Balance, June 30, 2004	51,969,589	51,969	4,286,736	—	(1,862,852)	(2,095,067)	380,786

Options exercised at an average of $0.11 per share	859,000	859	90,132	—	—	—	90,991

Issuance of stock for debt at $0.07 per share	1,088,075	1,088	79,245	—	—	—	80,333

Issuance of stock for property acquisition at
$0.09 per share	1,500,000	1,500	133,500	—	—	—	135,000

Issuance of stock for services at $0.09 per share	200,000	200	23,300	—	—	—	23,500

Options exercised as payment for services at
$0.08 per share	1,709,888	1,710	133,580	—	—	—	135,290

Net loss for the year ended June 30, 2005	—	—	—	—	—	(1,018,390)	(1,018,390)

Balance, June 30, 2005	57,326,552	$57,326	$4,746,493	$—	$(1,862,852)	$(3,113,457)	$(172,490)

The accompanying notes are an integral part of these financial statements.

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30, 2005	Year Ended June 30, 2004	Period from April 16, 2002 (Inception of Exploration Stage) through June 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,018,390)	$(788,700)	$(3,113,457)
Adjustments to reconcile net loss
to net cash used by operating activities:
Depreciation	12,303	4,464	16,767
Loss on sale of mining equipment	—	—	177,193
Options exercised for services	135,291	27,400	162,691
Stock issued for current debt	—	—	140,916
Stock issued for officer's wages and services	—	—	2,200
Stock issued for professional services	23,500	5,000	247,060
Stock issued for exploration costs	135,000	160,000	645,000
Expenses paid on behalf of Company	—	—	42,610
Decrease (increase) in:
Accounts receivable	(25,000)	—	(25,000)
Prepaid expenses	4,560	(6,840)	(2,280)
Increase (decrease) in:
Accounts payable	(5,970)	6,831	4,746
Accrued expenses	88,958	(7,920)	87,693
Accrued payables, related parties	101,138	—	95,798

Net cash used by operating activities	(548,610)	(599,765)	(1,518,063)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(23,636)	(62,491)	(86,127)

Net cash used by investing activities	(23,636)	(62,491)	(86,127)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from related party loans	24,400	5,270	57,733
Proceeds from borrowings	84,937	—	84,937
Proceed from subscription receivable	—	25,000	25,000
Proceeds from sale of common stock	90,991	1,007,500	1,438,491

Net cash provided by financing activities	200,328	1,037,770	1,606,161

NET INCREASE (DECREASE) IN CASH	(371,918)	375,514	1,971
Cash, beginning of year	375,385	553	1,496

Cash, end of year	$3,467	$376,067	$3,467

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$—	$—	$—

Income taxes paid	$—	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for services	$23,500	$5,000	$247,060
Common stock issued for current debt	$80,333	$—	$221,249
Common stock issued for exploration costs	$135,000	$160,000	$645,000
Note receivable from sale of mining equipment	$—	$—	$45,000
Options exercised for services	$135,291	$27,400	$162,691

        The accompanying notes are an integral part of these financial statements.

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(An Exploration Stage Company)
June 30, 2005

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Apolo Gold & Energy, Inc. formerly known as Apolo Gold, Inc. (hereinafter “the Company”) was incorporated in March of 1997 under the laws of the State of Nevada primarily for the purpose of acquiring and developing mineral properties. The Company conducts operations primarily from its offices in Vancouver, British Columbia, Canada. In 1997, the Company formed a subsidiary corporation (Apologold C.A.) in Venezuela, which was originally used to acquire a Venezuelan mining property. The subsidiary had no financial transactions during the years ended June 30, 2004 and 2005.

On April 16, 2002, the Company signed an agreement to enter into a joint venture with PT Metro Astatama, a limited liability corporation, incorporated under the laws of Republic of Indonesia. Upon signing this agreement, the Company entered a new exploration stage and commenced exploration of the Napal Gold Property, not yet under production. See Note 3.

The Company’s year-end is June 30.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounting Method
The Company uses the accrual basis of accounting, in accordance with accounting principles generally accepted in the United States of America.

Basic and Diluted Loss Per Share
Loss per share was computed by dividing the net loss by the weighted average number of shares outstanding during the period. The weighted average number of shares was calculated by taking the number of shares outstanding and weighting them by the amount of time that they were outstanding. Basic and diluted loss per share are the same, as inclusion of common stock equivalents would be antidilutive.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with maturity of three months or less to be cash equivalents.

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(An Exploration Stage Company)
June 30, 2005

Concentration of Risk
The Company maintains its cash accounts in primarily one commercial bank in Vancouver, British Columbia, Canada. The Canadian dollar account is insured up to a maximum of $60,000 per account. However, the Company’s business checking account, which is maintained in United States dollars, is not insured.

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (hereinafter “SFAS No. 133”), as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes. At June 30, 2005 and 2004, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Exit or Disposal Activities
In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (hereinafter “SFAS No. 146”). SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 also addresses recognition of certain costs related to terminating a contract that is not a capital lease, costs to consolidate facilities or relocate employees, and termination benefits provided to employees that are involuntarily terminated under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 was issued in June 2002 and is effective for activities after December 31, 2002. There has been no impact on the Company’s financial position or results of operations from adopting SFAS No. 146.

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(An Exploration Stage Company)
June 30, 2005

Exploration Stage
The Company began a new exploration stage on April 16, 2002 at which time it commenced the exploration of the Napal Gold Property, which is not yet under production.

Fair Value of Financial Instruments
The carrying amounts for cash, notes receivable, accounts payable, loans payable and accrued liabilities approximate their fair value.

Foreign Currency Translation
Assets and liabilities of the Company’s foreign operations are translated into U.S. dollars at the period-end exchange rates, and revenue and expenses are translated at the average exchange rates during the period. Exchange rate differences arising on translation are disclosed as a separate component of shareholders’ equity. Realized gains and losses from foreign currency transactions are reflected in the results of operations.

Impaired Asset Policy
In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (hereinafter “SFAS No. 144”). SFAS No. 144 replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of.” This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company reviews its long-lived assets quarterly to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable.

Mineral Exploration and Development Costs
All exploration expenditures are expensed as incurred. Significant property acquisition payments for active exploration properties are capitalized. If no ore body able to be mined is discovered, previously capitalized costs are expensed in the period the property is abandoned.

Expenditures to develop new mines, to define further mineralization in existing ore bodies, and to expand the capacity of operating mines are capitalized and amortized on a units-of-production basis over proven and probable reserves. Should a property be abandoned, its capitalized costs are charged to operations. The Company charges to operations the allocable portion of capitalized costs attributable to properties sold. Capitalized costs are allocated to properties sold based on the proportion of claims sold to the claims remaining within the project area.

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(An Exploration Stage Company)
June 30, 2005

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its dormant subsidiary, Apologold C.A. Apologold C.A. has been abandoned and there has been no activity in this subsidiary.

Provision for Taxes
Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (hereinafter “SFAS No. 109”). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

At June 30, 2005, the Company had net deferred tax assets calculated at an expected rate of 33% of approximately $1,650,000 principally arising from approximate net operating loss carryforward of $5,000,000 for income tax purposes, which expire in the years 2014 through 2025. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at June 30, 2005. The significant components of the deferred tax asset at June 30, 2005 and June 30, 2004 were as follows:

	Year ended June 30, 2005	Year ended June 30, 2004
Net operating loss carry forward	$5,000,000	$3,960,000

Deferred tax asset	$1,650,000	$1,347,000
Deferred tax asset valuation allowance	$(1,650,000)	$(1,347,000)

The change in the allowance account from June 30, 2004 to June 30, 2005 was $303,000. The change in the allowance account from June 30, 2003 to June 30, 2004 was $260,271.

Reclamation Costs
Although Venezuela requires that a bond be posted prior to depletion of mineral reserves, the Company elected not to post a bond for its Venezuelan property, which was subsequently abandoned. Management is confident that there is no further liability related to this site.

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(An Exploration Stage Company)
June 30, 2005

Revenue Recognition
Sales are recorded when minerals are delivered to the purchaser.

Segment Information
The Company adopted Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” (hereinafter “SFAS No. 131”) in the year ended June 30, 2000. SFAS No. 131 supersedes SFAS No. 14, “Financial Reporting for Segments of a Business Enterprise,” replacing the “industry segment” approach with the “management” approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect the Company’s results of operations or financial position. The Company has abandoned its only operating mining property and has no operating segments at this time.

Stock Based Compensation
In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, “Accounting for Stock Based Compensations.” This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” The Company has not yet determined what the impact to its financial statements will be from the adoption of this statement during the year ended June 30, 2006.

The Company accounts for stock issued for compensation in accordance with APB 25, “Accounting for Stock Issued to Employees.” Under this standard, compensation cost is the difference between the exercise price of the option and fair market of the underlying stock on the grant date and is recognized when options are exercised. In accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation,” the Company provides the pro forma effects on net income and earnings per share as if compensation had been measured using the “fair value method” described therein. See Note 7.

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(An Exploration Stage Company)
June 30, 2005

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (hereinafter “SFAS No. 148”). SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of the statement are effective for financial statements for fiscal years ending after December 15, 2002. As the Company accounts for stock-based compensation using the intrinsic value method prescribed in APB No. 25, “Accounting for Stock Issued to Employees”, the adoption of SFAS No. 148 has had no material impact on the Company’s financial condition or results of operations.

NOTE 3 — MINERAL PROPERTIES

Indonesia
On April 8, 2002, the Company signed an agreement to enter into a joint venture with PT Metro Astatama, a limited liability corporation, incorporated under the laws of Republic of Indonesia. The agreement enables the joint venture to acquire the mining rights on the property known as the Napal Gold Property, located in Sumatra, Indonesia. In exchange for a commitment for future incremental cash payments totaling $375,000, payable over six years, and 3,000,000 shares of the Company’s restricted common stock, the Company will receive 734 hectares with a production permit number KW-098PP325 (KP) in place. Although preliminary sampling on the property indicated the presence of gold, significant additional work will be required to gain a better overview of the potential of the property. According to the agreement, the Company will retain 80 percent of the net profits once production commences.

At June 30, 2005, in accordance with the aforementioned agreement, the Company had paid $175,000 in cash and issued 3,000,000 shares of its common stock, with a fair market value of $330,000. An additional $25,000 was paid subsequent to June 30, 2005.

On December 12, 2003, the Company fully executed an agreement with PT Metro Astatama to acquire certain property rights in Southern Sumatra, Indonesia. In exchange for a commitment for future incremental cash payments of $2,500,000 and 3,000,000 shares of the Company’s restricted common stock, the Company will receive 933 hectares with production permit numbers KP-96PP0082 and KP-96PP0083 in place. The Company will assume all rights previously granted to PT Metro and will acquire an 80% net profits interest, while PT Metro retains the remaining 20%. This agreement was terminated January 10, 2005.

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(An Exploration Stage Company)
June 30, 2005

At June 30, 2005, in accordance with the aforementioned agreement, the Company had paid $300,000 in cash, including $185,000 during the current year and issued 1,000,000 shares of its common stock, with a fair market value of $200,000 at the time of issuance.

The Company has recorded its mineral property costs as exploration expenses because there are no professional engineering studies evidencing proven and probable reserves for its mineral properties.

NOTE 4 — PROPERTY AND EQUIPMENT

In October 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (hereinafter “SFAS No. 144”). SFAS No. 144 replaces SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations. SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. The Company adopted SFAS No. 144 during the year ended June 30, 2002.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (hereinafter “SFAS No. 143”). SFAS No. 143 establishes guidelines related to the retirement of tangible long-lived assets of the Company and the associated retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived assets. The Company adopted SFAS No. 143 during the year ended June 30, 2002.

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. The useful lives of property, plant and equipment for purposes of computing depreciation are three to seven years.

Depreciation expense for the year ended June 30, 2005 and 2004 was $12,303 and $4,464, respectively. The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized. The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(An Exploration Stage Company)
June 30, 2005

NOTE 5 — COMMON STOCK

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (hereinafter “SFAS No. 150”). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 has had no effect on the Company’s financial statements.

During the year ended June 30, 2005, options to purchase 1,709,888 shares of common stock at an average price of $0.08 per share were exercised in exchange for services valued at $135,291. Additionally, 859,000 options were exercised to purchase common stock for cash of $90,991.

During the year ended June 30, 2005, the Company issued 1,088,075 common stock shares for payment of $80,333 debt, 1,500,000 common stock shares for property valued at $135,000 and 200,000 shares of common stock for services valued at $23,500. All stock was issued at its fair market value.

During the year ended June 30, 2004, options to purchase 525,000 shares of common stock at $0.05 per share were exercised in exchange for services valued at $27,400 and 11,125,000 options were exercised to purchase common stock for cash of $707,500. The Company issued 1,000,000 shares of common stock as payment for property acquisition worth $160,000 and an additional 1,000,000 shares of common stock were issued for $300,000 cash. The Company paid services of $5,000 with the issuance of 25,000 shares of common stock.

The Company’s policy is to issue stock at its fair market value on the date of issuance.

NOTE 6 — PREFERRED STOCK

The Company’s directors authorized 25,000,000 preferred shares with a par value of $0.001. The preferred shares will have rights and preferences set from time to time by the Board of Directors.

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(An Exploration Stage Company)
June 30, 2005

NOTE 7 — COMMON STOCK OPTIONS

The Company has six common stock option plans: the Apolo Gold, Inc. 2000 Stock Option Plan; Apolo Gold, Inc. 2002 Stock Option Plan; Apolo Gold, Inc. 2003 Stock Option Plan; Apolo Gold, Inc. 2004 Stock Option Plan; the 2004 Stock Option Plan #A; and 2005 Stock Option Plan (hereinafter “the Plans”) adopted in July 2000, May 2002, November 2002, September 2003, March 2004, and February 2005, respectively. Their purpose is to advance the business and development of the Company and its shareholders by enabling employees, officers, directors and independent contractors or consultants of the Company the opportunity to acquire a proprietary interest in the Company from the grant of options to such persons under the Plans’ terms. The Plans provide that the Company’s board of directors may exercise its discretion in awarding options under the Plans, not to exceed 5,000,000 for the 2000 Plan, 5,000,000 for the 2002 Plan, 7,500,000 for the 2003 Plan and 15,000,000 for the 2004 and the 2004A Plans. The Board determines the per share option price for the stock subject to each option. All options authorized by each plan must be granted within ten years from the effective date of the Plan.

There is no express termination date for the options, although the Board may vote to terminate the Plan. The exercise price of the options will be determined at the date of grant. The following is a summary of the Company’s stock option plans:

Equity compensation plans not approved by security holders	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
2000 stock option plan	1,500,000	$0.14	—
2002 stock option plan	2,100,000	$0.10	—
2003 stock option plan	250,000	$0.05	—
2004 and 2004A stock option plans	3,500,000	$0.16	—
2005 stock option plan	2,000,000		3,230,000

Total	9,350,000		3,230,000

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(An Exploration Stage Company)
June 30, 2005

The following is a summary of stock option activity:

	Number of Shares	Weighted Average Exercise Price
Outstanding at June 30, 2003	5,510,000	$0.11
Granted	14,600,000	0.09
Exercised	(11,650,000)	0.06

Outstanding at June 30, 2004	8,460,000	0.13
Granted	6,768,888	0.08
Exercised	(2,568,888)	0.09
Cancelled	(3,310,000)	0.15

Outstanding at June 30, 2005	9,350,000	$0.11

Weighted average fair value of options granted during 2005	$0.08

The Company applies APB Opinion 25 in accounting for its stock option plans. Accordingly, no compensation or consulting costs have been recognized for the plan in fiscal 2005 or 2004. The Company granted 6,768,888 during the year ended June 30, 2005. Of the options issued, 1,709,888 were issued and exercised for services valued at $135,291 and 859,000 were exercised for $90,991 in cash.

The Company granted 14,600,000 during the year ended June 30, 2004. Of the options issued, 525,000 were exercised for payment of services valued at $27,400 and 11,125,000 were exercised for $707,500 in cash.

If compensation or consulting costs had been determined on the basis of fair value pursuant to SFAS No. 123, net loss and earnings per share would have been changed as follows:

	Year Ended June 30, 2005	Year Ended June 30, 2004
Net Loss:
As reported	$(1,018,361)	(788,700)
Pro forma	$(1,423,091)	(2,572,117)
Basic and diluted net loss per share:
As reported	$(0.02)	$(0.02)
Pro forma	$(0.03)	$(0.05)

The fair value of each option granted is estimated on the grant date using the Black-Scholes Option Price Calculation. The following assumptions were made in estimating fair value for 2005 and 2004: risk-free interest rate is 4%, volatility is 135.04% and 112%, respectively, and expected life is 1.5 to 5 years.

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(An Exploration Stage Company)
June 30, 2005

NOTE 8 — RELATED PARTIES

During the year ended June 30, 2005, a related party paid expenses of $158,871 on behalf of the Company. This amount, which is unsecured and non-interest bearing, is listed as a related party loan in the accompanying balance sheet.

NOTE 9 — COMMITMENTS AND CONTINGENCIES

Operating Lease
The Company leases office facilities in Vancouver, British Columbia under a one year operating lease expiring February 28, 2006 that provides for monthly payments of approximately $1,400 in U.S. dollars. During the year ended June 30, 2005, lease expense totaled approximately $15,700.

Foreign Operations
The accompanying balance sheet at June 30, 2005 includes $3,467 of cash in Canada and $86,127 of equipment in Indonesia. Although these countries are considered economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

Compliance with Environmental Regulations
The Company’s mining activities are subject to laws and regulations controlling not only the exploration and mining of mineral properties, but also the effect of such activities on the environment. Compliance with such laws and regulations may necessitate additional capital outlays, affect the economics of a project, and cause changes or delays in the Company’s activities.

On June 28, 2005, the Company executed an investment agreement with Dutchess Private Equities Fund, II, LP for up to $10,000,000 in equity financing. Equity financing will be required as the Company advances its development of its NUP property in Sumatra, Indonesia and pursues other mining opportunities. The Company is also pursuing oil and gas opportunities and realizes a need to have the ability to access equity market opportunities.

NOTE 10 — GOING CONCERN

As shown in the financial statements, the Company incurred a net loss of $1,018,361 for the year ended June 30, 2005 and has an accumulated deficit of $4,976,280 since inception of the Company. The Company currently has no operating mining properties, has no revenues, and has limited cash resources.

APOLO GOLD & ENERGY, INC.
(Formerly known as Apolo Gold, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(An Exploration Stage Company)
June 30, 2005

These factors indicate that the Company may be unable to continue in existence. The financial statements do not include any adjustments related to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue existence. The Company is actively seeking additional capital and management believes that new properties can ultimately be developed to enable the Company to continue its operations. However, there are inherent uncertainties in mining operations and management cannot provide assurances that it will be successful in its endeavors. See Note 1.

The Company’s management believes that it will be able to generate sufficient cash from public or private debt or equity financing for the Company to continue to operate based on current expense projections.

NOTE 11 — SUBSEQUENT EVENTS

On August 19, 2005, the Company signed a letter of intent with Atna Resources Ltd of Vancouver BC, Canada regarding the Beowawe Project in Nevada. Under the terms of the letter of intent, Apolo Gold & Energy will invest approximately $2,200,000 over a four year period to earn a 55% interest. Should Apolo undertake a bankable feasibility study, its interest will increase to 70%. Under terms of the letter of intent, Apolo will have a 30 day window to conduct a preliminary review of data and visit the property to satisfy itself of the viability of proceeding with the project. At that time, the parties will then enter into a joint venture agreement and proceed as specified in the letter of intent.

Subsequent to June 30, 2005, $78,500 of debt was exchanged for 1,305,000 shares of common stock.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article XII of Apolo’s Restated By-laws provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person for whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada against all expenses, liability and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under Article 11.

Nevada Revised Statutes Section 78.7502 provides for discretionary and mandatory indemnification of officers, directors, employees and agents as follows:

    1.        A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed legal proceeding, except by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

    2.        A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

    3.        To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify the person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Nevada Revised Statutes Section 78.751 requires authorization for discretionary indemnification advancement of expenses and limitation on indemnification and advancement of expenses as follows:

    1.        Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

    (a)        By the stockholders;

    (b)        By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

    (c)        If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

    (d)        If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee	$700
NASD Filing Fee	na
Printing Expenses	2,000
Accounting Fees and Expenses	0
Legal Fees and Expenses	22,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant sold securities which were not registered under the Securities Act of 1933, as amended, as follows:

Date	Name	# of Shares	Consideration
02-18-03 05-05-04 07-27-04 02-4-05 02-23-05	Van Silver Holdings (1)
Robert Dinning
Robert E Lee
Peter Levasseur

First Associates Investments (2)
PT Metro Astatama (3)
Martial Levasseur
Robert Dinning

Ted Goutzos

Apex Charting Inc (4)
Mary Creelman

Van Silver Holdings Ltd (1)
Viewpoint Technology (5)
Balmoral Financial Services (6)	768,615 790,000 290,000 500,000 25,000 1,000,000 500,000 500,000 50,000 150,000 671,425 416,650 750,000 750,000	$46,117 Market Value debt
$47,400 Market Value debt
$17,400 Market Value debt
 30,000 Market Value debt

  5,000 Market Value Finance Consulting services
160,000 Market Value NUP costs
150,000 Stock sale
150,000 stock sale

 10,000 Market Value Bus. Dev. Services

 13,500 Market Value Financial Analysis
 47,000 Market Value debt

 33,332 Market Value debt
 67,500 Market Value Kazakstan rights
67,500 Market Value Kazakstan rights

Notes:

1.	Martial Levasseur is the control person of Van Silver Holdings Ltd.
2.	Duncan Shireff is the principal person of First Associates Investments.
3.	Yusuf Sabario is the control person of PT Metro Astatama.
4.	Steve Colangelo is the control person of Apex Charting Inc.
5.	Rodney Kincaid is the control person of Viewpoint Technology
6.	Rodney Kincaid is the control person of Balmoral Financial Services

With respect to the above sales, the Company relied on Section 4(2) of the Securities Act of 1933, as amended No advertising or general solicitation was employed in offering the securities. The securities were offered to accredited investors or existing shareholders of the Company who were provided all material information regarding the private placements and all of the Company’s reports filed with the Securities and Exchange Commission to date. The securities were offered for investment only and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Company.

ITEM 27. EXHIBITS.

The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B:

3.1	Articles of Incorporation (Incorporated by reference from Form 10SB Registration filed October 25, 1999)
3.2	By-Laws effective May 20, 2005 (Incorporated by reference from Current Report on Form 8-K filed on May 31, 2005
3.3	Certificate of Amendment (Incorporated by reference from Annual Report on Form 10KSB filed on August 29, 2005.)
4.1	Dutchess Private Equity Fund, II, L.P. Investment Agreement
4.2	Dutchess Registration Rights Agreement
5.1	Opinion regarding legality
10.1	NUP ACQUISITION AGREEMENT (Incorporated by reference from Annual Report on Form 10KSB filed on September 30, 2002)
10.2	KBU ACQUISITION AGREEMENT (Incorporated by reference from Annual Report on Form 10KSB filed on August 30, 2004)
10.3	Addendum to KBU ACQUISITION AGREEMENT(Incorporated by reference from Annual Report on Form 10KSB filed on August 30, 2004)
10.4	Letter of Intent with Atna Resources Ltd dated August 16, 2005
10.5	McKnight Finders Fee Agreement dated August 22, 2005
14	Code of Ethics (Incorporated by reference from Annual Report on Form 10KSB filed on August 30, 2004)
23.1	Consent of Dennis Brovarone, Attorney at Law (see opinion)
23.2	Consent of Williams & Webster

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)     That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

/s/ Martial Levasseur Martial Levasseur, President/CEO August 29, 2005

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature /s/ Martial Levasseur Martial Levasseur /s/ Robert G. Dinning Robert G. Dinning /s/ Robert E. Lee Robert E. Lee /s/ Rodney Kincaid Rodney Kincaid /s/ Glenn Kelleway Glenn Kelleway	Title President, Director Chief Financial Officer, Secretary, Director Director Director Director	Date August 29, 2005 August 29, 2005 August 29, 2005 August 29, 2005 August 28, 2005